EXHIBIT 10.40

Framework Contract

between

Smith and Wesson Corp., 2100 Roosevelt Avenue, Springfield, Massachusetts 01102 (hereafter referred to as “S&W”)

and

Carl Walther GmbH, Karlstr. 33, 89073 Ulm (hereafter referred to as “Walther”)

Prefatory Note

A business relationship already exists between the two contractual partners. According to the terms of the contract of 7 June 2002, S&W manufactures “PPK/S” pistols and markets these pistols (“PPK/S Contract”). According to the terms of the contract of 15 January/4 February 2002, Walther supplies products that are used by S&W in the manufacturing and marketing of pistol models “SW-99”(“SW-99 Contract”).

Both contractual partners now intend to intensify their business relationship and agree to the following:

1.	Marketing

a)	S&W will exclusively market the products listed in appendix A (hereafter referred to as “products”) in the United States of America (hereafter referred to as “sales region”). During the length of the contract period, Walther itself will not sell or market these products in the sales region, either directly or indirectly. S&W will make a long-term effort to promote the sales of the products in the sales region, and, as far as is reasonable, will offer, at Walther’s request, services for the products to be marketed, as well as furnish Walther with sales reports.

b)	S&W will provide Walther with sales statistics regarding the marketing of the products in the sales region in reasonable detail at least once every quarter and, in addition, at Walther’s request. These statistics will, at the very least, contain detailed information regarding clients’ names and addresses, as well as quantities sold and at what prices. Copies of any sales or dealer contracts from S&W involving Walther’s products will be furnished to Walther immediately upon closing. Walther maintains the right at any time, with 30 days prior notice, to verify such information by inspecting account books and other records from S&W. Such inspections will be carried out by Walther’s own staff or by a third party legally sworn to confidentiality (i.e. lawyers or financial auditors) on S&W’s business premises and at Walther’s expense. Should this inspection yield evidence that false sales statistics have been provided by S&W, S&W will be required to reimburse Walther for the expense of the inspection.

c)	S&W will produce sales projections for the products by the end of October of every calendar year for the following calendar year. Walther must approve these projections.

d)	S&W will annually commit at least 3% of the effective turnover of the products (not including sales or other excise taxes), including PPK and PPK/S products, for the sales promotion of products, including advertising costs for all Walther, PPK and PPK/S products. Especially relevant are expenses for advertising agencies, cooperative programs, and show promotion. These advertising measures must be approved by Walther.

2.	Length of Contract

a)	This agreement is valid until 7 January 2007.

b)	The contractual partners will negotiate for a two-year extension of this contract over a reasonable period before 7 January 2005, though they are not thus obligated to do so.

3.	Prices

a)	In accordance with clause 1, the prices for the products are listed in appendix A. Walther has the right to raise these prices once within a period of 12 months upon consultation with S&W.

b)	In accordance with appendix A, the prices were determined by the contractual partners as of September 2003 on the basis of an exchange rate of 1 EUR = 1.12 USD. S&W bears the risk of a fluctuating exchange rate until 31 December 2004 (inclusive). Regardless of clause 3 a), the partners will set the prices in October 2004 in accordance with the exchange rate valid at the time. These prices will be in effect from January until December 2005 (inclusive). The same procedure will be followed for price adjustments in the following years.

4.	Orders and Deliveries

For both partners, binding delivery contracts will be reached only upon written order confirmation from Walther. Delivery will be carried out in accordance with Incoterms FOB. Risk of unforeseen loss of or damage to products is transferred to S&W when the product passes over the ship’s railing at the given shipping port.

5.	Payment Conditions

a)	Provided no other terms are agreed upon, strictly net payments are due from S&W within 45 days of invoice receipt. For payments within 10 days of invoice receipt, a cash discount of 2% will be granted.

b)	Clause 5 a) above or other payment provisions are only valid for indemnity limits on commercial credit insurance maintained by Walther at its own discretion, provided Walther duly maintains the present insurance sum of USD 600,000.00. Moreover, deliveries will be made on the basis of prepayments or drafts on an FSCB-certified bank guarantee.

6.	Commercial Trade Mark Rights

a)	For the valid length of this contract, Walther grants S&W an exclusive license in the sales region to use patents, brand names, design patents and other commercial trade mark rights pertaining to Walther or to third parties for the sale and marketing of the products. Walther or the third party remain, however, owners of these trade mark rights. S&W will immediately inform Walther when violations of these rights by other third parties in the sales region become known, and, at Walther’s demands and expense, S&W will undertake all necessary and reasonable judicial and extra-judicial measures for the defense of all such violations of commercial trade mark rights by third parties in the sales region. Walther will exempt S&W from all claims, damages, judgments or costs, should a product of Walther’s or the sale or advertising by S&W of a product of Walther’s in accordance with the terms of this contract violate a patent, trademark, company secret or any other commercial trade mark right pertaining to a third party.

b)	For the length of this contract, S&W grants Walther the right to use the brand name “Smith & Wesson” as well as other labels or trade names for the labeling or packaging of products in accordance with S&W’s instructions. Walther will observe S&W’s instructions in regards to such trade names and labels, in particular those concerning approved design and specifications. Upon demand, Walther will also provide S&W samples of the envisioned use of such trade names or labels for pre-approval. These commercial trade mark rights remain the property of S&W. All legal positions created or strengthened by the use of these trade mark rights by Walther belong exclusively to S&W. Walther will inform S&W immediately should violations to these rights by third parties in the country where the products are manufactured be made known.

7.	Legal Regulations and Other Standards

a)	S&W is responsible for keeping Walther continually posted on all legal requirements applicable to the products in the sales region. Walther will ensure that all products that it delivers (built to proper specifications in accordance with the stipulations of both partners) will comply with all legal requirements applicable to them in the sales region, in particular import and security regulations (for example BATF and SAAMI regulations) or other official or acknowledged standards.

b)	For these purposes S&W will take extra care that for joint commitment of final specifications or series samples/prototypes, all regulations are observed in accordance with part a) of this clause.

c)	S&W will immediately arrange for any changes to pre-determined specifications, should additional requirements for the observance of the regulations in clause a) become known.

d)	Should any additional need for changes in accordance with c) become necessary, this will not affect the validity of orders under the conditions, which up until the time of the notification in accordance with c) were received by Walther. At S&W’s request and own expense, Walther will carry out any necessary modifications, in as far as this is possible and reasonable. Agreed upon delivery deadlines will be extended in such a case by the time period required to carry out the modifications. If not, each contractual partner has the right to cancel such orders immediately. In this case, Walther has the right to demand the agreed upon compensation, minus the expenses saved by not carrying out the modifications.

e)	Extra expenses as a result of necessary additional changes to specifications will be covered by S&W.

f)	Should a third party take legal action against Walther or an individual hired by Walther for the fulfillment of its contractual obligations to S&W, because the specifications of S&W merchandise do not meet the regulations mentioned in part a) of this clause, S&W indemnifies Walther from any penalties incurred as a result, including any expenses required for defense of the legal action.

8.	Guarantee

a)	Provided nothing contrary is determined in the following clauses, this contract is subject to German law. Walther guarantees that upon risk transfer, any delivered products correspond to the agreed upon specifications or to the agreed upon series samples/prototypes and that no material or processing deficiencies are present in the products.

b)	The products are to be examined by S&W for deficiencies as well as for deviations in design or quantity. S&W will conduct appropriate spot inspections upon reception of the products. Deficiencies and deviations in design and quantity that are not able to be determined in the course of the above mentioned spot inspections are to be reported in writing to Walther by S&W for the preservation of rights immediately upon their discovery.

c)	In the case of product deficiencies, Walther guarantees to correct any product deficiencies found, regardless of clause 7, at its own cost, in the form of remedy, rectification of defects, or subsequent delivery, at its own discretion. With Walther’s agreement, S&W also has the right to correct deficiencies itself or to contract a third party to do so at Walther’s expense.

d)	Should Walther not successfully implement the remedy by the given deadline, S&W has the right to cancel this particular order.

e)	Further claims in regards to deficiencies, in particular to pay compensation, are not valid except if the deficiencies are intentional. Clause 9, however, remains unaffected by this rule.

9.	Product Liability

a)	Walther is, regardless of clauses 7 and 8, responsible for the manufacturing and design of the product to be delivered. If a product to be delivered by Walther, however, is to be used as a component of another product by or at the discretion of S&W, S&W is then responsible for the assembly of the entire product. S&W is also responsible for assembly if the manufacturing of the product to be delivered by Walther is based on instructions provided by S&W.

b)	S&W will be responsible for product marketing, instruction (including the appropriate warnings), as well as monitoring after the product has been introduced into the sales region for all products to be delivered by Walther. This is especially true in the case of BATF trace requests. S&W will give suggestions for product handbooks in accordance with all legal requirements and other official and generally recognized standards in the sales region. On the basis of S&W’s suggestions, Walther will produce the handbooks and deliver them together with the products. Walther is to be immediately, at all times, and without having to make a special request to this effect, made aware of all developments regarding its products, in particular BATF trace requests.

c)	Should a contractual partner be taken to court by a third party as a result of an occurrence or information, which, according to the previous clauses, it is not responsible for, the other contractual partner is required to indemnify the first from liability at its request. This also applies to any natural or legal entity that reliably serves either contractual partner in the fulfillment of its duties or the protection of its rights in the business relationship, and in particular to suppliers.

d)	The requirement to indemnify from liability does not apply if the other contractual partner is responsible for motivating the third party to take the legal action. Moreover, this requirement also involves compensation for rightful legal actions and the defense of unrightful claims, including any resulting expenses, in particular any legal or court fees.

f)	If either of the two contractual partners is, in the context of this business relationship, taken to court by a third party, it is required to inform the other contractual partner immediately, routinely, and in detail. Both contractual partners are required to cooperate with the handling and defense of legal actions to the utmost reasonable extent. For this purpose they will exchange information, provide one another with documents, name witnesses, etc.

g)	If any obligation to indemnify from liability exists, the contractual partner under this obligation, at the request of the entitled contractual partner, must immediately take all measures requested and that appear necessary for the dispute with the third party. The contractual partner with this obligation will also conduct extra-legal and, as far as is permitted, legal negotiations with the third party either itself or through the intervention of hired legal advisors. The contractual partner with the obligation does not, however, have the right to render payments, recognize claims, or arrive at settlements without giving the other contractual partner a minimum of ten days to respond. If the contractual partner to be indemnified from liability offers no objections within these ten days, it will be deemed to consent. If the contractual partner does object, the other contractual partner does not have the right to proceed in the manner it has proposed. The objecting contractual partner, however, will be responsible for all additional expenses resulting from its objection to the proposed settlement.

h)	Regardless of any preceding clauses, S&W will keep Walther informed routinely and in detail regarding the results of market observations in the sales region and will immediately report when the implementation of preventative measures to avoid damages or losses (for example product warnings or recalls) seem necessary or are demanded by a third party. The contractual partners will mutually determine whether and in what way such measures should be carried out. If there should be any doubt as to whether the measures are necessary or not, Walther will make the final decision. The costs of such measures will be covered by whichever contractual partner is responsible for the cause of the problem in accordance with a) and b), if the other contractual partner should face penalties through no fault of its own.

i)	Walther currently maintains liability insurance equal to at least € 5,000,000.00 for personal injury, € 1,000,000.00 for property damage, and € 100,000.00 for purely financial losses per damaging event and twice the above mentioned sums for all damaging incidents that might arise over the course of a year as a total indemnity limit. Walther currently has a deductible of ten percent (10%), minimum € 100,000, maximum € 250,000. S&W currently maintains a liability insurance policy with an indemnity limit of a minimum of USD 5 million for personal injury, with a deductible of USD 2 million. The partners will, over the time period in which this contract is valid, and for at least five years thereafter, duly maintain comparable insurance limits. Proof of insurance protection is to be furnished at the other contractual partner’s request.

Proof of insurance protection is to be furnished at the other contractual partner’s request.

10.	Confidentiality

Over the valid course of this contract and thereafter, the contractual partners will handle all information regarding the other contractual partner confidentially and not allow other parties access to such information. This clause does not apply if:

–	at the time of the receipt of the information by the other party, the information has been made publicly known or is later made publicly known, provided this does not jeopardize this agreement or any other agreement between the two partners,

–	the information released by one of the contractual parties has already been made publicly known at the time of the receipt of the information by another party,

–	the information of one of the contractual parties is made publicly known independently by another party not bound by a confidentiality obligation,

–	a contractual partner is required to release the information to a recognized court of law.

11.	Annulment, Termination of Contract

a)	Regardless of the valid length of the contract established in clause 2, each contractual partner has the right to terminate the contract with valid reason.

Among reasons to be considered valid are:

–	when bankruptcy or similar proceedings are opened over the assets of a contractual partner or an application for the opening of such proceedings is filed and not retracted or, except in the case of mass inadequacy, rejected within 30 days,

–	when extensive parts of a contractual partner’s assets are confiscated in the course of a foreclosure and this measure is not reversed within 30 days,

–	when, after notification, a contractual partner fails to render payments due to the other contractual partner according to the terms of this contract within 30 days,

–	when a contractual partner does not fulfill fundamental obligations of this contract with 90 days of receiving a warning.,

b)	In addition, Walther has the right at any time to terminate the contract in a one-month period in regards to individual or all products in the course of a calendar month, should Walther deem this necessary or advisable according to its own assessment of recent developments in the USA of legal actions now being taken against various gun manufacturers. In the case of such a termination on the part of Walther, the partners will immediately enter into negotiations regarding a possible continuation of their cooperation under new conditions, though this clause does not require them to take this step. Regardless of previous provisions, according to this clause Walther can also terminate the contract if Walther withdraws its products from the market in this sales region. If Walther intends to market any of its products in this sales region before the contract expiration given in clause 2, Walther will do so in conjunction with S&W.

c)	If – based on the annual joint sales/production meetings – the sales projections for the following calendar year that in accordance with article 1 c) are to be provided by S&W fall by 20% or more of actual S&W sales from the previous year, the sales projections must be accompanied by a detailed written explanation for this decline.

d)	Should the contract be terminated for any reason whatsoever, S&W has the right to sell off any products delivered by Walther that remain on its premises. Walther, however, has the right to buy back all or some of the products at the original sales price from S&W. Should S&W intend to sell the products at a lower price to a third party, Walther has the right to preemption.

e)	Should the contract be terminated for any reason whatsoever, no settlement claims will be permitted in accordance with §89b of the German Commercial Code [HGB = Handelsgesetzbuch].

12.	Previous and Future Collaboration

a)	In the future, in accordance with the provisions of this contract, Walther will first offer S&W the opportunity to market any products not already listed in appendix A in the sales region. Should an agreement regarding price and/or sales quantities not be reached within thirty days from the making of this offer, Walther is permitted to carry out the marketing of the relevant products in the sales region either itself or through a third party.

b)	S&W is now working on the development of so-called “smart gun technology”. This technology will allow the user of a gun to be electronically or biometrically identified. As soon as this technology is ready for production, should this technology become ready for production during the valid course of this contract, and in so far as S&W has the right to offer licenses for this technology, S&W will negotiate in good faith with Walther for a license for the use of this technology for guns to be manufactured by Walther over the valid course of this contract. The financial conditions of this offer will be as favorable as those offered to similarly positioned third parties. Both contractual partners recognize that at this time it is not possible to determine when this technology will be ready for production or to address all potential provisions of a licensing contract. Thus all licensing of this technology is dependent on whether S&W has the right to grant license to third parties such as Walther and on whether the negotiation and carrying out of a licensing contract can be performed to the mutual satisfaction of both S&W and Walther.

c)	In the future, both partners will externally document their intensive business relationship. For this purpose, in the future they will use the logo shown in appendix B in their communications, regardless of which variety, though particularly for letterheads, catalogues, internet sites, etc. This will be put into effect within a transition period of a maximum of six months from the conclusion of this contract.

13.	Prohibition of Assignation to a Third party

Neither contractual partner has the right to pass on its commitments, as listed in this contract, to a third party without previous written authorization from the other contractual partner.

14.	Choice of Law, Arbitration Jurisdiction, Protection Provision

a)	The legal relationship between the two partners in this contract is subject to German material law, with the exclusion of conflicts of law and the Vienna UN Sales Convention (CISG).

b)	All disputes in or outside the context of this contract that may arise between the contractual partners will be indisputably resolved according to the arbitration regulations of the International Chamber of Commerce, Paris (ICC) by three arbitrators. The location of the arbitration proceedings will be Dusseldorf. The language of the arbitration proceedings will be German.

c)	This contract exists in a German and an English version. Only the German version, however, is legally binding. The English version is for informational purposes only.

d)	Should any condition of this contract be invalid or become so, this does not affect the validity of the remaining conditions. Both partners are obligated to replace the invalid condition with a new one that corresponds, though in a valid manner, most closely to the intent of the original.

Place, Date	Place, Date

Smith & Wesson Corp.	Carl Walther GmbH